Exhibit 10.1

As of September 19, 2020

Robert J. Binder

President and Chief Executive Officer, Oceania Cruises

Vice Chairman, Oceania Cruises and Regent

7665 Corporate Center Drive

Miami, Florida 33126

Re:Amendment to Employment Agreement

Dear Robert:

You are a party to an Employment Agreement dated as of September 16, 2016 by and among you and Prestige Cruise Services LLC (the “Company”) (the “Employment Agreement”) as amended by a letter agreements dated as of May 7, 2019 (the “May 2019 Letter Agreement”) and March 19, 2020 (the “March 2020 Letter Agreement”). This letter agreement (this “Agreement”), effective as of the date hereof, constitutes an amendment of the Employment Agreement. Unless otherwise stated, all capitalized terms used in this Agreement shall be as defined in the Employment Agreement.

1.	Continuation of Employment

The Period of Employment is extended through and, unless otherwise agreed by the parties and subject to earlier termination pursuant to Section 5 of the Employment Agreement, will end on December 31, 2021 (the “Separation Date”).  Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided in the Employment Agreement.

2.	Transition period

Beginning on January 1, 2022 and through March 31, 2022 (the “Transition Period”), your services shall be limited to providing transition support during normal business hours to the Company as may be reasonably requested by either the Board of Directors or Chief Executive Officer of Norwegian Cruise Line Holdings Ltd. (“NCLH”) or the new President and Chief Executive Officer of Oceania Cruises from time to time.  During the Transition Period, you will continue to receive your base salary and benefits provided under your Employment Agreement, however, you will not be entitled to a Pro-rata Bonus under Section 5.3(b)(iii) of your Employment Agreement for the Transition Period.

3.	Equity Awards

In consideration for the extension of the Period of Employment through December 31, 2021, all NCLH restricted share units (“RSUs”) that were granted prior to the date of this Agreement and that are outstanding and unvested as of March 31, 2021 shall in the case of such RSUs that are subject to time-based vesting (including any RSUs that were subject to performance-based vesting as to which the applicable performance conditions have been satisfied and remain outstanding subject to only time-based vesting conditions), vest on March 31, 2021.

Upon a termination of your employment with the Company by the Company without Cause or by you for Good Reason, or by the Company due to your death or Disability, all RSUs that are then outstanding and unvested shall in the case of such RSUs that are subject to time-based vesting (including any RSUs that were subject to performance-based vesting as to which the applicable performance conditions have been satisfied and remain outstanding subject to only time-based vesting conditions), vest.

Following the date of this Agreement, any equity awarded to you by the Compensation Committee of NCLH will only be subject to time-based vesting requirements or performance-based vesting requirements that do not extend beyond the end of the Transition Period (the “Transition Expiration Date”).  Any acceleration of vesting pursuant to the preceding paragraph due to the termination of your employment with the Company by the Company without Cause or by you for Good Reason, or by the Company due to your Disability shall be subject to the condition that you sign a general release agreement in substantially the form of Exhibit A attached to the Employment Agreement (with such amendments that may be necessary to ensure the release is enforceable to the fullest extent permissible under then applicable law) within twenty-one days following the termination of your employment with the Company and you not revoking such release. The accelerated vesting provided for pursuant to the preceding paragraph shall be in addition to your rights to receive accelerated vesting pursuant to Section 5.3(c) of the Employment Agreement for a qualifying termination of employment in connection with a Change in Control.

Other than as explicitly set forth herein, unvested RSUs and options shall be forfeited upon your employment termination. For the avoidance of doubt, this paragraph 3 supersedes paragraph 2 in the May 2019 Letter Agreement.

4.	Benefits

You will be entitled to receive any Incentive Bonus earned for the 2021 calendar year through the Separation Date, regardless of whether you are employed by the Company at the time the Company pays the Incentive Bonus with respect to any such fiscal year, provided that you remain employed through the Separation Date. Any actual Incentive Bonus amount for a particular fiscal year through the Separation Date shall be determined by the Compensation Committee in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Compensation Committee. Any Incentive Bonus becoming payable for a particular fiscal year shall be paid in the following fiscal year following the close of the audit and generally by March 31. This paragraph does not affect any Pro-Rata Bonus you may be entitled to under Section 5.3(b)(iii) of the Employment Agreement.

Subject to your continued payment of the same percentage of the applicable premiums as you were paying immediately prior to the Transition Expiration Date, after the Transition Expiration Date, the Company will pay or reimburse you for your premiums charged to continue medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and you shall also be entitled to continued participation in the MERP, at the same or reasonably equivalent medical coverage for you (and, if applicable, your eligible dependents) as in effect immediately prior to the Transition Expiration Date, to the extent that you elect such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this paragraph 4 shall, subject to Section 5.7(a) of the Employment Agreement, commence with continuation coverage for the month following the month in which your Separation from Service occurs and shall cease with continuation coverage for the twenty-fourth month following the month in which your Separation from Service occurs (or, if earlier, shall cease upon the first to occur of your death, the date you become eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage or the MERP to its active executive employees or the Company is otherwise not able under applicable law or the terms of the Company’s benefit plans to offer COBRA continuation coverage to you). To the extent you elect COBRA coverage, you shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

5.	Equity Award.

In consideration for the extension of the Period of Employment through December 31, 2021, you will be granted 115,100 additional RSUs.  Such RSUs will vest in one installment on March 31, 2022 and will be subject to terms established by NCLH’s Board of Directors or a committee thereof and will be granted pursuant to and subject to the terms and conditions of an RSU award agreement and NCLH’s Amended and Restated 2013 Performance Incentive Plan (together with any successor equity incentive plan, the “NCLH Equity Plan”), each of which will be provided to you in conjunction with the grant of such award.

You will continue to be eligible to participate in the NCLH Equity Plan and to receive grants of equity awards under the NCLH Equity Plan as may be approved from time to time by the Compensation Committee in its sole discretion.

6.	Effect on the Employment Agreement

Except as modified pursuant to this Agreement, the Employment Agreement shall remain in full force and effect. On and after the date hereof, each reference in the Employment Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Employment Agreement as amended hereby. To the extent that a provision of this Agreement conflicts with or differs from a provision of the Employment Agreement, such provision of this Agreement shall prevail and govern for all purposes and in all respects.

To the extent possible, this Agreement is to be construed and interpreted in accordance with, and to avoid any tax, penalty, or interest under, Section 409A of the Code.  For clarity, any reduction of base salary pursuant to the March 2020 Letter Agreement will continue to apply for so long as it applies to other executive officers of the Company or NCLH, including through the Transition Period, if applicable.

7.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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Sincerely,

Prestige Cruise Services LLC

By:/s/Frank J. Del Rio

Frank J. Del Rio

AGREED AND ACCEPTED:

/s/Robert J. Binder

Robert J. Binder